SHARE EXCHANGE AGREEMENT

Between

Finity Holdings, Inc.

and

Flagship Healthcare Management, Inc.

Dated January 30, 2006

-i-

Exhibits
A. Suitability Letter
B. Investment Letter

-ii-

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 30th day of January, 2006, by and between Finity Holdings, Inc. a Delaware corporation (hereinafter referred to as "Finity"), Flagship Healthcare Management, Inc., a Delaware corporation (hereinafter referred to as "Flagship") and the shareholders of Flagship listed below, upon the following premises:

Premises

WHEREAS, Finity is a publicly held corporation organized under the laws of the State of Delaware with no significant operations;

WHEREAS, Flagship is a privately held corporation organized under the laws of Delaware and engaged in healthcare management;

WHEREAS, Finity agrees to acquire up to 100%, but not less than 95% of the issued and outstanding securities of Flagship in exchange for the issuance of certain shares of Finity (the "Exchange") and Flagship agrees to use its best efforts to cause its shareholders (the "Flagship Shareholders") to exchange their securities of Flagship on the terms described herein;

WHEREAS, Finity and Flagship desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FLAGSHIP

As an inducement to, and to obtain the reliance of Finity, except as set forth in the Flagship Schedules, (as hereinafter defined), Flagship represents and warrants as of the date hereof and as of the Closing Date, as defined below, as follows:

Section 1.01 Organization. Flagship is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Flagship Schedules are complete and correct copies of the articles of incorporation, and bylaws of Flagship (or their equivalent) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Flagship’s articles of incorporation or bylaws. Flagship has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. Flagship has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Capitalization. The authorized capitalization of Flagship consists of 100,000,000 shares of stock of which 30,000,000 are designated as preferred shares and 70,000,000 are designated as common shares. All shares have of par value of $0.001 per share. There are 34,567,560 shares of common stock, 7,755,481 shares of Series A convertible preferred stock and 5,205,764 shares Series B convertible preferred stock currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations. Flagship does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation. For purposes hereinafter, the term " Flagship " also includes those subsidiaries, if any, set forth on the Flagship Schedules.

Section 1.04 Financial Statements.

(a) Included in the Flagship Schedules are (i) the audited balance sheets of Flagship as of December 31, 2004 and December 31, 2003 and the related audited statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2004 and December 31, 2003, together with the notes to such statements and the opinion of J.H. Cohn, LLP, independent certified public accountants.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Flagship balance sheets present fairly as of their respective dates the financial condition of Flagship. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Flagship had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Flagship, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) Flagship has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) Flagship has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) The books and records, financial and otherwise, of Flagship are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(f) All of Flagship’s assets are reflected on its financial statements, and, except as set forth in the Flagship Schedules or the financial statements of Flagship or the notes thereto, Flagship has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information. The information concerning Flagship set forth in this Agreement and in the Flagship Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Flagship has fully disclosed in writing to Finity (through this Agreement or the Flagship Schedules) all information relating to matters involving Flagship or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $250,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Flagship or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Flagship, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06 Options or Warrants. The existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Flagship common stock are disclosed on the Flagship Schedules.

Section 1.07 Absence of Certain Changes or Events. Since September 30, 2005:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Flagship or (ii) any damage, destruction, or loss to Flagship (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Flagship;

(b) Flagship has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Flagship; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) Flagship has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Flagship balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Flagship; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) to the best knowledge of Flagship, Flagship has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of Flagship.

Section 1.08 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Flagship after reasonable investigation, threatened by or against Flagship or affecting Flagship or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Flagship does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09 Contracts.

(a) All "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Flagship is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Flagship Schedules. A "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000);

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Flagship is a party or by which its properties are bound and which are material to the operations of Flagship taken as a whole are valid and enforceable by Flagship in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c) Except as included or described in the Flagship Schedules or reflected in the most recent Flagship balance sheet, Flagship is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Flagship is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Flagship.

Section 1.10 Material Contract Defaults. Flagship is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Flagship.

Section 1.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Flagship is a party or to which any of its properties or operations are subject.

Section 1.12 Compliance With Laws and Regulations. To the best of its knowledge, Flagship has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Flagship or except to the extent that noncompliance would not result in the occurrence of any material liability for Flagship.

Section 1.13 Approval of Agreement. The Board of Directors of Flagship has authorized the execution and delivery of this Agreement by Flagship and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Flagship Shareholders that the Exchange be accepted by them.

Section 1.14 Flagship Schedules. Flagship has delivered to Finity the following schedules, which are collectively referred to as the " Flagship Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Flagship as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Flagship in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Flagship identified in paragraph 1.04(a);

(c) a schedule of outstanding options, warrants, calls, and commitments pursuant to paragraph 1.06;

(d) a schedule containing a list indicating the name and address of each shareholder of Flagship together with the number of shares owned by him, her or it;

(e) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Flagship since September 30, 2005, required to be provided pursuant to section 1.07 hereof;

(f) a schedule of any exceptions to the representations made herein; and

(g) a schedule containing the other information requested above.

Flagship shall cause the Flagship Schedules and the instruments and data delivered to Finity hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Flagship. Flagship shall have until January 31, 2006 to provide such schedules. If Flagship cannot or fails to do so, or if Finity acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Finity may terminate this Agreement by giving written notice to Flagship within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Finity may consider a disclosure in the Flagship Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 1.04(a), taken as a whole.

Section 1.15 Valid Obligation. This Agreement and all agreements and other documents executed by Flagship in connection herewith constitute the valid and binding obligation of Flagship, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FINITY

As an inducement to, and to obtain the reliance of Flagship and the Flagship Shareholders, except as set forth in the Finity Schedules (as hereinafter defined), Finity represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization. Finity is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Finity Schedules are complete and correct copies of the certificate of incorporation and bylaws of Finity as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Finity’s certificate of incorporation or bylaws. Finity has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Finity has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. Finity's authorized capitalization consists of 100,000,000 shares of common stock, par value $.001 of which 55,761,512 shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03 Subsidiaries and Predecessor Corporations. Finity does not have any predecessor corporation(s) and since June, 2001 no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) Included in the Finity Schedules are (i) the audited balance sheets of Finity as of December 31, 2004 and December 31, 2003 and the related audited statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2004 and December 31, 2003, together with the notes to such statements and the opinion of Malone & Bailey, P.C., independent certified public accountants with respect thereto.

(b) Included in the Finity Schedules are: (i) an unaudited balance sheets of March 31, June 30 and September 30, 2005 and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarters ended on such dates and all such financial statements have been reviewed by Malone & Bailey, P.C.

(c) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Finity balance sheets present fairly as of their respective dates the financial condition of Finity. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Finity had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Finity, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(d) Finity has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) Finity has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of Finity are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(g) All of Finity’s assets are reflected on its financial statements, and, except as set forth in the Finity Schedules or the financial statements of Finity or the notes thereto, Finity has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Information. The information concerning Finity set forth in this Agreement and the Finity Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Finity has fully disclosed in writing to Flagship (through this Agreement or the Finity Schedules) all information relating to matters involving Finity or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Flagship or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Finity, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Finity.

Section 2.07 Absence of Certain Changes or Events. Since the date of the most recent Finity balance sheet:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Finity or (ii) any damage, destruction or loss to Finity (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Finity;

(b) Finity has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Finity; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) Finity has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Finity balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Finity; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to the best knowledge of Finity, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Finity.

Section 2.08 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge Finity after reasonable investigation, threatened by or against Finity or affecting Finity or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Finity Schedules. Finity has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09 Contracts.

(a) Finity is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b) Finity is not a party to or bound by, and the properties of Finity are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) Finity is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation,; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Finity.

Section 2.10 Material Contract Defaults. Finity is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment.

Section 2.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Finity is a party or to which any of its assets or operations are subject.

Section 2.12 Compliance With Laws and Regulations. To the best of its knowledge, Finity has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.13 Approval of Agreement. The Board of Directors of Finity has authorized the execution and delivery of this Agreement by Finity and has approved this Agreement.

Section 2.14 Material Transactions or Affiliations. Except as disclosed herein and in the Finity Schedules, there exists no contract, agreement or arrangement between Finity and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Finity to own beneficially, 5% or more of the issued and outstanding common stock of Finity and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of Finity has, or has had since inception of Finity, any known interest, direct or indirect, in any such transaction with Finity which was material to the business of Finity. Finity has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.15 Finity Schedules. Finity has delivered to Flagship the following schedules, which are collectively referred to as the " Finity Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Finity to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of Finity as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Finity identified in paragraph 2.04(a) and (b);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Finity since September 30, 2005, required to be provided pursuant to section 2.07 hereof; and

(d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Finity Schedules by Sections 2.01 through 2.15.

Finity shall cause the Finity Schedules and the instruments and data delivered to Flagship hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that if not all of the schedules referred to above have been completed or are available to be furnished by Finity. Finity shall have until January 31, 2006 to provide such schedules. If Finity cannot or fails to do so, or if Flagship acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Flagship may terminate this Agreement by giving written notice to Finity within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Flagship may consider a disclosure in the Finity Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 2.04(a) and (b), taken as a whole.

Section 2.16 Bank Accounts; Power of Attorney. Set forth in the Finity Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Finity within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Finity, (b) all safe deposit boxes and other similar custodial arrangements maintained by Finity within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Finity or who are otherwise authorized to act on behalf of Finity with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.17 Valid Obligation. This Agreement and all agreements and other documents executed by Finity in connection herewith constitute the valid and binding obligation of Finity, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III
PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each Flagship Shareholder who shall elect to accept the exchange offer described herein (the "Accepting Shareholders") by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock or preferred stock of Flagship set forth on the Flagship Schedules attached hereto, constituting all of the shares of common stock and preferred stock including voting power, of Flagship held by each of such shareholders; the objective of such Exchange being the acquisition by Finity of not less than 95% of the issued and outstanding common stock and preferred stock, in the aggregate of Flagship. In exchange for the transfer of such securities by the Flagship Shareholders, Finity shall issue to the Flagship Shareholders one share of Finity Common Stock for each share of Flagship Common Stock, Series A Preferred Stock, and Series B Preferred Stock held by each Flagship Shareholder (the “Initial Shares”). In the event the Exchange is consummated, as provided in Section 5.05, but less than 100% of the common stock and preferred stock of Flagship is delivered to Finity the number of Shares issuable by Finity to the Flagship Shareholders as described above shall be reduced proportionately. At the Closing, each Flagship Shareholder shall, on surrender of his certificate or certificates representing such Flagship shares to Finity or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the Flagship Shareholders, all of the shares of capital stock of Flagship shall be held by Finity.

Section 3.02 Anti-Dilution. The number of shares of Finity common stock issuable upon exchange pursuant to Section 3.01 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Finity common stock which may occur, other than the recapitalization described in Section 4.13, (i) between the date of the execution of this Agreement and the Closing Date, as to the Initial Shares, and (ii) between the date of the execution of this Agreement and the release date.

Section 3.03 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall occur immediately following the filing of an Amended and Restated Certificate of Incorporation of Finity (“Restated COI”) which shall effectuate the Name Change and the Recapitalization, as set forth in Sections 4.04 and 4.13, respectively. Such Closing shall take place at a mutually agreeable time and place.

Section 3.04 Closing Events. At the Closing, Finity, Flagship and each of the Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.05 Additional Share Issuances. In addition to the shares issued in the Exchange, shares will be issued to the entities listed on Schedule 3.05 attached hereto, which shall include approximately 1,300,000 restricted shares or 2% of the total outstanding shares on a fully diluted basis to Common Solutions, LLC (the "Additional Shares"). The Additional Shares shall be registered in the filing of Flagship's registration statement.

Section 3.06 Termination. This Agreement may be terminated by the Board of Directors of Flagship only in the event that Finity does not file the Restated COI on or before August 31, 2006. If this Agreement is terminated pursuant to Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. Finity and Flagship will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Finity or Flagship, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Finity or Flagship, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02 Delivery of Books and Records. At the Closing, Flagship shall deliver to Finity the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Flagship now in the possession of Flagship or its representatives. Finity shall deliver to Flagship the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Finity now in the possession of Finity or its representatives.

Section 4.03 Third Party Consents and Certificates. Finity and Flagship agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Name Change. After the Closing Date, Finity’s Board of Directors shall have approved an amendment to the certificate of incorporation to change the name of Finity to "Flagship Holdings, Inc." Such amendment shall be carried out promptly upon approval of the same by the shareholders of Finity. Additionally, the Board of Directors of Finity shall take such steps as may be necessary to change the trading symbol of Finity's common stock to a mutually agreed and available symbol.

Section 4.05 Finity Shareholder Meeting. Finity shall promptly call a special shareholders meeting to be held on or prior to the Closing Date at which meeting the shareholders of Finity shall be requested to approve, and Finity’s Board of Directors shall recommend approval of, the terms of this Agreement and the name change described in Section 4.04 and such other matters as shall require shareholder approval hereunder. In addition, Finity shall promptly file with the SEC necessary disclosure statements required by federal securities law. After achieving the requested vote, Finity shall immediately file the Restated COI.

Section 4.06 Waiver of Rights of Flagship Preferred Shareholders. Upon the signing of this Agreement, the holders of Series A and Series B Convertible Preferred Stock of Flagship (the “Flagship Preferred Holders”) hereby waive all preemptive, registration and anti-dilution rights that they may have with respect to the issuance of the Flagship Convertible Debt, as defined below.

Section 4.07 Designation of Directors and Officers. Upon signing this Agreement, Finity shall increase its Board of Directors to eight (8) and the following individual will immediately be added to the Board of Directors: Fred F. Nazem, Chairman. After compliance with Rule 14F-1, promulgated under the Securities Exchange Act of 1934, as amended, the following directors will take the position of Director Richard Howard, Benjamin Safirstein, MD, Richard Torykian, Michael Holland, Michael Huckabee, Brian Stafford, Barbara McNeil, MD, and the existing director of Finity, after the signing of this Agreement, shall tender his resignation effective upon the expiration of the time periods required under Rule 14F-1. In addition, upon the signing of this Agreement, Finity shall immediately appoint as officers of Finity the following persons: Fred F. Nazem, as Chief Executive Officer John Flood, III, as EVP - Sales and Marketing, Benjamin Safirstein, MD, as EVP - Chief Medical Officer, and Philip E. Barak, VP - Chief Financial Officer.

Section 4.08 Exclusive Dealing Rights. Until 5:00 P.M. New York City Time on August 31, 2006:

(a) In recognition of the substantial time and effort which Finity has spent and will continue to spend in investigating Flagship and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Flagship, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Finity and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Flagship) or similar transactions involving Flagship (all such transactions being referred to as "Flagship Acquisition Transactions"), other than activities related to financings. If Flagship receives any proposal with respect to a Flagship Acquisition Transaction, it will immediately communicate to Finity the fact that it has received such proposal and the principal terms thereof.

(b) In recognition of the substantial time and effort which Flagship has spent and will continue to spend in investigating Finity and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Finity, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (all such transactions being referred to as "Finity Acquisition Transactions"). If Finity receives any proposal with respect to a Finity Acquisition Transaction, it will immediately communicate to Flagship the fact that it has received such proposal and the principal terms thereof.

Section 4.09 Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the Finity Schedules or Flagship Schedules or as permitted or contemplated by this Agreement, Finity (subject to paragraph (d) below) and Flagship respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither Finity nor Flagship will:

(i) make any changes in their articles or certificate of incorporation or bylaws except as contemplated by this Agreement including a name change;

(ii) take any action described in Section 1.07 in the case of Flagship or in Section 2.07, in the case of Finity (all except as permitted therein or as disclosed in the applicable party's schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

Section 4.10 Indemnification.

(a) Flagship hereby agrees to indemnify Finity and each of the officers, agents and directors of Finity as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b) Flagship Shareholders, individually and not jointly, agree to indemnify Finity and each of the officers, agents and directors of Finity as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article 3.01 of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c) Finity hereby agrees to indemnify Flagship and each of the officers, agents, and directors of Flagship and each of the Flagship Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 4.11 The Acquisition of Finity Common Stock. Finity and Flagship understand and agree that the consummation of this Agreement including the issuance of the Finity common stock to Flagship Shareholders in exchange for the Flagship Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Finity and Flagship agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of Flagship shall execute and deliver to Finity an Suitability Letter and an Investment Representation Letter in substantially the same form as that attached hereto as Exhibit “A” and “B,” respectively.

(b) In connection with the transaction contemplated by this Agreement, Finity and Flagship shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Flagship reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c) In order to more fully document reliance on the exemptions as provided herein, Flagship, the Flagship Shareholders, and Finity shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Flagship or Finity and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d) The Flagship Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 4.12 Sales of Securities Under Rule 144, If Applicable.

(a) Finity will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of Finity that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Finity will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to Finity’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Finity will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

(d) The shareholders of Finity as well as those receiving Finity common stock pursuant to this Agreement which section shall survive the closing of this Agreement for a period of two years.

Section 4.13 Recapitalization. Recognizing the need to have a limited number of shares outstanding after the merger and the current disparity in value of the two companies, Flagship has indicated it will not enter into this Agreement unless Finity reduces its outstanding shares to 174,092 shares. Accordingly, Finity has agreed and will complete, prior to the Closing Date, and as part of the proposed exchange, a one hundred twenty five (125) for one (1) reverse split. In addition, Finity shall take all actions necessary to effectuate the proposed recapitalization in an expedited manner.

Section 4.14 Financing. At the Closing Date, Finity shall execute all documents necessary to effectuate the assumption by Finity of the convertible notes, closing shares and warrants issued by Flagship (the “Flagship Convertible Debt”).

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF FINITY

The obligations of Finity under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Flagship and Flagship Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Flagship shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Flagship prior to or at the Closing. Finity shall be furnished with a certificate, signed by a duly authorized executive officer of Flagship and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer's Certificate. Finity shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Flagship to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Flagship threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Flagship Schedules, by or against Flagship, which might result in any material adverse change in any of the assets, properties, business, or operations of Flagship.

Section 5.03 Good Standing. Finity shall have received a certificate of good standing from the State of Delaware, dated as of a date within ten days prior to the Closing Date certifying that Flagship is in good standing as a corporation in the State of Delaware.

Section 5.04 Approval by Flagship Shareholders. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than ninety-five percent (95%) of the outstanding common stock and preferred stock, including voting power, of Flagship, unless a lesser number is agreed to by Finity.

Section 5.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Flagship after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.07 Other Items.

(a) Finity shall have received a list of Flagship shareholders containing the name, address, and number of shares held by each Flagship shareholder as of the date of Closing, certified by an executive officer of Flagship as being true, complete and accurate; and

(b) Finity shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Finity may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF FLAGSHIP
AND THE FLAGSHIP SHAREHOLDERS

The obligations of Flagship and the Flagship Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Finity in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Finity shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Finity.

Section 6.02 Officer's Certificate. Flagship shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Finity, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Finity threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Finity Schedules, by or against Finity, which might result in any material adverse change in any of the assets, properties or operations of Finity.

Section 6.03 Good Standing. Flagship shall have received a certificate of good standing from the Secretary of State of the State of Delaware or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Finity is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Finity after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06 Other Items. Flagship shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Flagship may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Brokers. Finity and Flagship agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Finity and Flagship each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware. Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Flagship, to:
Fred Nazem
Chairman and Chief Executive Officer
Flagship Healthcare Management, Inc.
432 Park Avenue South
13th Floor
New York, NY 10016

and

Philip Barak
VP and Chief Financial Officer
Flagship Healthcare Management, Inc.
432 Park Avenue South
13th Floor
New York, NY 10016

With copies to:

Robert Matlin, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
599 Lexington Avenue
New York, NY 10022

If to Finity, to:
Gregory Boss
4049 South Highland Drive
Salt Lake City, UT 84124

With copies to:

Hank Vanderkam, Esq.
Vanderkam & Associates
1301 Travis, #1200
Houston, TX 77002

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08 Third Party Beneficiaries. This contract is strictly between Finity and Flagship, and, except as specifically provided, no director, officer, stockholder (other than the Flagship Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09 Expenses. Subject to Sections 3.05 and 7.04 above, whether or not the Exchange is consummated, each of Finity and Flagship will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

FINITY HOLDINGS, INC.

By:  /s/ Gregory Boss

Name: Gregory Boss
Title: President

FLAGSHIP HEALTHCARE MANAGEMENT, INC.

By:  /s/ Fred F. Nazem

Name: Fred Nazem
Title: Chairman and Chief Executive Officer

The undersigned shareholders of Flagship Healthcare Management, Inc. hereby agree to participate in the Exchange on the terms set forth above. Subject to Section 7.11 above, each of the undersigned hereby represents and affirms that he has read each of the representations and warranties of Flagship Healthcare Management, Inc. set out in Article I hereof and that, to the best of his knowledge, all of such representations and warranties are true and correct.

/s/ James Andrews	/s/ Neil ElAttrache
James Andrews	Neil ElAttrache

/s/ Jeffrey S. Borer	/s/ Frank Camissa
Jeffrey S. Borer	Frank Camissa

/s/ Joseph Crisafi	/s/ Debra Estrada
Joseph Crisafi	Debra Estrada

/s/ John Flood	/s/ Thomas Graham
John Flood	Thomas Graham

/s/ David Helfet	/s/ Richard Howard
David Helfet	Richard Howard

/s/ Norman Krischer	/s/ Ann Marie Larkin
Norman Krischer	Ann Marie Larkin

/s/ Michael Latefi	/s/ Louis Lessard
Michael Latefi	Louis Lessard

/s/ Marcus H. Loo	/s/ Guylaine Marcoux
Marcus H. Loo	Guylaine Marcoux

/s/ Bruce McShane	/s/ Michael Meyer
Bruce McShane	Michael Meyer

/s/ Fred Nazem	/s/ Andrew O’Keefe
Fred Nazem	Andrew O’Keefe

/s/ Justin Plamer	/s/ Benjamin Safirstein
Justin Plamer	Benjamin Safirstein

/s/ Brian Stafford	/s/ Douglas K. Stafford
Brian Stafford	Douglas K. Stafford

/s/ Richard Steadman	/s/ Mark L. Urken
Richard Steadman	Mark L. Urken

/s/ Laleta Wong	/s/ Tom Zakrzewski
Laleta Wong	Tom Zakrzewski

/s/ Awad & Associates LP II	/s/ National City Bank Trustee for Brennan, Manna & Diamond, LLC PSP fbo Jack Diamond
Awad & Associates LP II	National City Bank Trustee for Brennan, Manna & Diamond, LLC. PSP fbo Jack Diamond

/s/ Ron Insana	/s/ Craig Drill Capital
Ron Insana	Craig Drill Capital

/s/ Everett LLC	/s/ Philip Barak
Everett LLC	Philip Barak

/s/ William R. Grant	/s/ Michael Holland
William R. Grant	Michael Holland

/s/ Ralph Larsen	/s/ Roy Geronemus
Ralph Larsen	Roy Geronemus

/s/ Fridolin E. Fackelmeyer	/s/ Edmond A. Hajim
Fridolin E. Fackelmeyer	Edmond A. Hajim

/s/ Stephen J. O’Brien	/s/ Rexford Investments, LLC
Stephen J. O’Brien	Rexford Investments, LLC

/s/ Barry J. Hartman	/s/ Volch Proprietory Unlimited
Barry J. Hartman	Volch Proprietory Unlimited

/s/ William Drake III	/s/ Ken Yamaguchi
William Drake III	Ken Yamaguchi

/s/ Daniel Keller	/s/ Brandon Fradd
Daniel Keller	Brandon Fradd

/s/Joseph Gatti	/s/ John Keating
Joseph Gatti	John Keating

/s/ Valhalla Investment Partners, LP	/s/ Roger London
Valhalla Investment Partners, LP	Roger London

/s/ Mark Gardy	/s/ Edward Giles
Mark Gardy	Edward Giles

/s/ Pike Sullivan	/s/ Christopher Moody
Pike Sullivan	Christopher Moody

/s/ Neil Moody	/s/ Laurus Master Fund, Ltd.
Neil Moody	Laurus Master Fund, Ltd.

/s/ Jack Diamond
Jack Diamond